CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT (this "Agreement") is made as of this 4th day of December, 2003 by and between Delta Communications Group, Inc. ("Company"), a Delaware corporation and wholly owned subsidiary of Zanett, Inc. ("Zanett"), a Delaware corporation and Ricky Monteilh ("Consultant").

                              Background

          WHEREAS, Company desires to retain Consultant, and Consultant desires to be retained by Company, as an independent contractor on the terms and conditions contained in this Agreement. As a result of his consultancy, Consultant will be significantly involved with Company's operations and management and will learn trade secrets and other confidential information relating to Company and its customers; accordingly, the exclusivity and noncompetition covenants and other restrictive covenants contained in Section 10 of this Agreement constitute essential elements hereof.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                 Terms

     1. Consultancy. The Company shall retain Consultant as, and Consultant shall render consulting and advisory services to the Company as, an independent contractor and not as an employee, upon the terms and conditions set forth in this Letter Agreement.

     2. Independent Contractor. Consultant is and shall, at all times, be an independent contractor, and not an employee, partner, or agent, for all purposes, including State and Federal income tax purposes. As an independent contractor Consultant shall be wholly responsible for the payment of tax and other assessments on income received by Consultant pursuant to this Letter Agreement, and shall indemnify and hold the Company and Zanett harmless from any such tax and other assessments.

     3. Term. Unless earlier terminated by Consultant or Company as provided in Section 7 hereof, the term of this Agreement shall commence on December 5, 2003 and terminate on December 5, 2008.

     4. Duties.

          (a) Consultant shall advise and assist the Company in its sale, installation and service of third party network infrastructure and/or integration hardware for local and wide area networks (the "Services"). This shall include, but not be limited to, hardware manufactured by any of 3Com, ADC Kentrox, Adtran, Avaya, Cabletron Systems, Check Point, Cisco Systems, Digital Link, Eastern Research, Fastcomm, General Datacomm, Larscom , Madge Networks, Motorola, Multitech Systems, Nbase - Xyplex, Nortel Networks, OpenRoute Networks, Osicom, Paradyne, RAD Datacommunications, SonicWall, Sync Research, Telebyte, Verilink, Vertical Networks, Visual Networks, Watchguard Technologies, Xylan, and Zypcom. All sales of such hardware by Consultant shall be made by or through Company with Company listed on an invoice presented to the buyer of such hardware.

          (b) Consultant shall faithfully and diligently do and perform the Services as and such additional or different acts, duties and services as the Chief Executive Officer may reasonably request in the future.

          (c) Consultant shall devote his professional time, energy, skill and best efforts to the performance of the Services in a manner that will faithfully and diligently further the business and interests of Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than Company without the prior written consent of the Chief Executive Officer, which consent may be granted or withheld in his sole discretion.

     5. Compensation. Company shall compensate Consultant for his services at rates consistent with those paid to Consultant by the Company's predecessor, DeltaData, Inc., prior to the date hereof and as may be determined by the Company's Chief Executive Officer.

     6. Business Expenses. Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in furtherance of or in connection with the his provision of the Services in a manner consistent with the reimbursement policies of the Company's predecessor, DeltaData, Inc.

     7. Termination. This Agreement may be terminated by the Company or the Consultant upon thirty (30) days written notice. The provisions contained in
Section 10 hereof, shall survive the termination of this Agreement.

     8. Assignability. Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of Company hereunder as fully as if it had been originally made a party hereto. Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to Consultant and his rights and duties hereunder shall not be assigned except as expressly agreed to in writing by Company.

     9. Death of Consultant. Any amounts due Consultant under this Agreement as of the date of Consultant's death shall be paid in a single sum as soon as practicable after Consultant's death to Consultant's surviving spouse, or if none, to the duly appointed personal representative of his estate.

    10.  Restrictive Covenants.

          (a) Covenant Not to Compete. During the term of this Agreement and for a period of five years following the date of this Agreement, Consultant shall not, directly or indirectly, in the United States (i) provide the Services to any other person other than the Company, Zanett or any of their affiliates or any assignee or succor thereof, (ii) be or become a stockholder, partner, owner, officer, director or employee of, or a consultant to, any person or entity engaging in the provision of services competitive with the Services being provided by Consultant pursuant to this Agreement;
(iii) solicit the employment of any person who is an employee of Company;
(iv) hire or employ any person who is an employee of Company; or (v) solicit any Person who is a client or customer of the Company, Zanett or any of their affiliates to sell such Person services competitive with the Services being provided by Consultant pursuant to this Agreement.

          (b) Confidentiality. Consultant acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his consultancy by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of Company, Zanett or any of their affiliates obtained or acquired by him during the term of this Agreement. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, Company books, records, files and know-how acquired from Company during the term of this agreement are acknowledged to be the property of Company and shall not be duplicated, re-moved from Company's possession or premises or made use of other than in pur-suit of Company's business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against Company and, upon termination of this Agreement for any reason, Consultant shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control. The above restrictions do not apply to information which is currently in the possession of Consultant, which information is not subject to any prior confidentiality agreement, shown by written records, and shall cease when, but only to the extent that, through no fault of Consultant, such information comes into the public domain or is received by Consultant from a third party having a bona fide right to disclose such information.

          (c) Inventions and Improvements. Consultant shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Consultant acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his consultancy with Company heretofore or hereafter gained by him at any time during his consultancy with Company are the property of Company, and Consultant hereby irrevocably assigns all such ideas, discoveries, inventions, and improvements to Company for its sole use and benefit, without additional compensation. The provisions of this Section 10(c) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. Consultant shall, upon request of Company, but at no expense to Consultant, at any time during or after the term of this Agreement, sign all instruments and documents reasonably requested by Company and otherwise coop-erate with Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as Company shall determine.

          (d) Breach of Covenant. Any breach or violation of the provisions in this Section 10 by Consultant will result in forfeiture by Consultant and all other persons of all rights to any further payments or benefits under this Agreement, and in such event Company shall have no further obligation to pay any amounts related thereto. Consultant expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 10 and that Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction. If any of the provisions of this Section 10 are held to be in any respect unenforceable, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

    11. RELEASE AND INDEMNITY. CONSULTANT HEREBY RELEASES COMPANY, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES FROM ANY CLAIM, SUIT OR LIABILITY IN ANY WAY RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE PERFORMANCE THEREOF, WHETHER OR NOT ARISING FROM PERSONAL INJURY OR DAMAGE TO PROPERTY, EXCEPT FOR LIABILITY ARISING DIRECTLY AND SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF COMPANY, ITS AGENTS, SERVANTS, ASSIGNS OR EMPLOYEES. CONSULTANT HEREBY AGREES TO INDEMNIFY AND HOLD COMPANY HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, SUITS, DAMAGES (INCLUDING ATTORNEYS FEES AND COSTS OF SUIT), LOSSES AND LIABILITIES RESULTING FROM OR RELATING TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OR BREACH OF THIS LETTER AGREEMENT BY CONSULTANT.

     12.  Miscellaneous

          (a) Amendment. No provision of this Agreement may be amended unless such amendment is signed by Consultant and such officer as may be specifically designated by the Company to sign on Company's behalf.

          (b) Prior Employment. Consultant represents and warrants that his acceptance of consultancy with Company has not breached, and the performance of his duties hereunder will not breach, any duty owed by him to any prior person.

          (c) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.

          (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, and administrators.

          (e) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     If to the Company:

                  Delta Communications Group, Inc.
                  65 Enterprise, Suite 150
                  Aliso Viejo, CA 92656

     With a copy to:

                  Zanett, Inc.
                  135 E. 57th Street, 15th Floor
                  New York, NY 10022
                  Attn: Chief Legal Officer
                  Fax: (212) 753-5304

If to the Consultant:

                  65 Enterprise, Suite 150
                  Aliso Viejo, CA 92656

          (f) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.

          (g) Governing Law. The internal law, without regard for conflicts of law principles, of the State of New York will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


                         DELTA COMMUNICATIONS GROUP, INC.



                         By: /s/ Howard Norton
                         Title: Chief Executive Officer


                         [Consultant]


                         /s/ Ricky Monteilh





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